LEGG MASON PARTNERS VARIABLE PORTFOLIOS III, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Partners Variable Portfolios III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority of the Board of Directors (“Board of Directors”) of the Corporation under the charter (the “Charter”) of the Corporation to classify and reclassify stock of the Corporation, the Board of Directors has reclassified:

1. 125,000,000 authorized but unissued shares of Legg Mason Partners Variable Aggressive Growth Portfolio as Class II shares of Legg Mason Partners Variable Aggressive Growth Portfolio, such shares being a class of a Portfolio within the meaning of Article V(d) of the Charter.

2. 125,000,000 authorized but unissued shares of Legg Mason Partners Variable Large Cap Growth Portfolio as Class II shares of Legg Mason Partners Variable Large Cap Growth Portfolio, with such shares being a class of a Portfolio within the meaning of Article V(d) of the Charter.

SECOND: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 14th day of December, 2006.

ATTEST:		LEGG MASON PARTNERS VARIABLE PORTFOLIOS, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief Executive Officer

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